Changes in Independent Accountants

Effective December 15, 2003, the Board of Trustees selected the accounting firm of Deloitte & Touche LLP to serve as the Funds' independent certified public accountants for the fiscal year ending October 31, 2004 to fill a vacancy in such position in accordance with Section 32(a)(2) of the 1940 Act resulting from PricewaterhouseCoopers LLP's resignation. PricewaterhouseCoopers LLP's reports on the financial statements of the Funds for the fiscal years ended October 31, 2003 and 2002 did not contain an adverse opinion and disclaimer of opinion or were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the fiscal years ended October 31, 2003 and 2002 or through the date of their resignation.

The Funds represent that they had not consulted with Deloitte & Touche LLP any time prior to their engagement with respect to the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Funds' financial statements.